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                                                                     Exhibit 12

                                      ECOLAB INC
                        STATEMENT AND COMPUTATION SHOWING THE
                    HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands, except ratios)

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                                      Six Months Ended
                                          June 30                    Year Ended December 31
                                      ----------------  ------------------------------------------------
                                       1996     1995      1995      1994      1993      1992      1991
                                      ------   -------  --------  --------  --------  --------  --------
Earnings
  Income from continuing
   operations before income
   taxes and equity in earnings
   of joint venture                  $71,123   $66,396  $151,181  $124,055  $108,067  $ 90,280  $ 87,757

  Fixed Charges, as computed below    15,812    12,937    26,621    25,923    35,752    50,338    46,139
                                      ------   -------  --------  --------  --------  --------  --------
    Total earnings including
     fixed charges                   $86,935   $79,333  $177,802  $149,978  $143,819  $140,618  $133,896
                                     -------   -------  --------  --------  --------  --------  --------
                                     -------   -------  --------  --------  --------  --------  --------

Fixed Charges
  Interest expense                   $10,129   $ 7,770  $ 15,857  $ 16,213  $ 25,977  $ 40,587  $ 36,516
  Portion of rental expense
   estimated to be representative
   of interest                         5,683     5,167    10,764     9,710     9,775     9,751     9,623
                                     -------   -------  --------  --------  --------  --------  --------

     Total fixed charges             $15,812   $12,937    26,621  $ 25,923  $ 35,752  $ 50,338  $ 46,139
                                     -------   -------  --------  --------  --------  --------  --------
                                     -------   -------  --------  --------  --------  --------  --------

Ratio of Earnings to Fixed Charges      5.50      6.13      6.68      5.79      4.02      2.79      2.90
                                     -------   -------  --------  --------  --------  --------  --------
                                     -------   -------  --------  --------  --------  --------  --------


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